EXHIBIT 2.1

                       AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of the 16th day of December 2009 (the "Agreement Date"), by and among FLORHAM CONSULTING CORP., a Delaware corporation ("Florham"); EII ACQUISITION CORP., a Delaware corporation ("Mergerco"); EDUCATIONAL INVESTORS, INC., a Delaware corporation ("EII"); SANJO SQUARED, LLC, a Delaware limited liability company ("Sanjo"); KINDER INVESTMENTS, LP, a Delaware limited partnership ("Kinder"); JOSEPH J. BIANCO, an individual ("Bianco"); and ANIL NARANG, an individual ("Narang").

                      Recitals

     A. As used in this Agreement: (a) Sanjo and Kinder are hereinafter sometimes collectively referred to as the "EII Common Shareholders;"(b) Bianco and Narang are hereinafter sometimes collectively referred to as the "EII
Stockholder Option Holders;" (c) the EII Common Shareholders and the EII Stockholder Option Holders are hereinafter sometimes collectively referred to as the "EII Securityholders;" and (d) Florham, Mergerco, EII and the EII Securityholders are hereinafter sometimes individually referred to as a "Party" and collectively referred to as the "Parties."

     B. The Board of Directors of (i) Florham and Mergerco, and (ii) the Board of Directors of EII; and each of the other Parties hereto all deem it necessary and advisable to enter into this Agreement, pursuant to which, inter alia, Mergerco will will be merged with and into EII with EII as the surviving corporation of such merger (the "Merger").

     C. The Board of Directors of each of Florham, Mergerco and EII (collectively, the "Boards of Directors"), the General Partner of Kinder (the "Kinder General Partner"), and the Board of Managers of Sanjo (the "Sanjo Board of Managers"), each deems the Merger advisable and in the best interest of said Persons and their respective shareholders, partners and members, and the Boards of Directors, the Kinder General Partner and the Sanjo Board of Managers have each approved and adopted the form, terms and provisions of this Agreement and the Merger.

     D. By their execution and delivery of this Agreement, each of the EII Securityholders deems the Merger advisable and in their best interests and the EII Securityholders have each approved and adopted the form, terms and provisions of this Agreement and the Merger.

                              Agreement

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I. -                  THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), Mergerco shall be merged with and into EII at the Effective Time. Following the Effective Time, the separate corporate existence of Mergerco shall cease and EII shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Mergerco in accordance with the Delaware Corporation Law.

1.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the Parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the Delaware Corporation Law and shall make all other filings or recordings required under the Delaware Corporation Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the the Delaware Secretary of State, or at such other time as Florham and EII shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Delaware Corporation Law.

1.4  Certificate of Incorporation and Bylaws.

(a) The Certificate of Incorporation of EII as in effect immediately following the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The bylaws of EII as in effect immediately following the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.5 Directors. The board of directors of EII immediately prior to the Effective Time shall constitute the entire members of be the board of directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6 Officers. The officers of EII immediately prior to the Effective Time shall constitute all of the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding securities of EII, Mergerco or Florham, the holders of all of the issued and outstanding shares of EII Common Stock and EII Options (as hereinafter defined) shall receive the following consideration (the "Merger Consideration"):

(a) Florham Common Stock. Each issued and outstanding share of common stock of Florham, $0.0001 par value per share (the "Florham Common Stock") shall remain issued and outstanding following the Effective Time of the Merger, except as otherwise provided in Section 1.7(g) below.

(b) EII Treasury Stock. Each share of EII's common stock, par value $0.001 per share ("EII Common Stock") that is held in the treasury of EII or by any wholly owned subsidiary of EII and each share of EII Common Stock that is owned by Florham shall automatically be cancelled and returned and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Outstanding EII Common Stock. As at the Effective Time, by virtue of the Merger, and without any action on the part of the holders of any shares of EII Common Stock or any shares of capital stock of Florham or the Surviving Corporation, each of the 16,666,667 full shares of EII Common Stock that is issued and outstanding as at the Effective Time of the Merger (other than shares of EII Common Stock to be cancelled pursuant to Section 1.7(b) or
     Section 1.7(g) hereof), shall be converted into the right to receive:

     (i) 0.36 of a share of Florham Common Stock (the "Common Stock Exchange Ratio"); and

     (ii) 0.015 shares of Series A Preferred Stock of Florham ("Florham Preferred Stock"), which shall contain the rights, privileges and designations set forth on the Certificate of Designations annexed hereto as Exhibit A and made a part hereof ("Certificate of Designation"); each of which 250,000 shares of Florham Preferred Stock shall, automatically upon the filing by Florham of an amendment to its certificate of incorporation increasing its authorized shares of Florham Common Stock to not less than 50,000,000 shares, be converted, on the basis of 49.11333 shares of Florham Common Stock for each outstanding share of Florham Preferred Stock (the "Florham Preferred Exchange Ratio" and together with the Common Stock Exchange Ratio, the "Exchange Ratios") into an aggregate of 12,278,332 shares of Florham Common Stock.

     As of the Effective Time, all the issued and outstanding shares of EII Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of EII Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

     (d) Outstanding EII Stockholder Options. As at the Effective Time, by virtue of the Merger and without any action on the part of the EII Stockholder Option Holders, each of the 2,333,334 outstanding options to purchase shares of EII Common Stock held by the EII Stockholder Option Holders ("EII Stockholder Options") shall be converted into an option, subject to the terms and conditions of the Capitalization Table annexed hereto as Exhibit B and made a part hereof (the "Florham Stockholder Options"), entitling the holder(s) to purchase
1.0967002 shares of Florham Common Stock (the "Florham Stockholder Option Exchange Ratio"), or an aggregate of 2,997,648 shares of Florham Common Stock (the "Florham Stockholder Option Shares"), at an exercise price of $0.228 per share of Florham Common Stock (the "Tier I Exercise Price) or $0.41 per share of Florham Common Stock (the "Tier II Exercise Price"); provided, that such Florham Stockholder Options may be exercised (at either the Tier I Exercise Price or the Tier II Exercise Price, as applicable) only in the event and to the extent that Florham achieves the consolidated net income before taxes depreciation and amortization per outstanding share of Florham Common Stock (the "Per Share EBTDA") for the fiscal years set forth on set forth on the Capitalization Table annexed hereto as Exhibit B and made a part hereof..

     (e) Outstanding EII Management Options.As at the Effective Time, by virtue of the Merger and without any action on the part of any of the holders thereof, each of the outstanding options to purchase shares of EII Common Stock (not to exceed 300,000 EII options as at the Effective Time of the Merger) that have been granted by EII to members of the management of and consultants to EII and its Subsidiary prior to the Effective Time of the Merger (collectively, the "EII Management Options") shall be converted into an option, subject to the terms and conditions set forth on the Capitalization Table annexed hereto as Exhibit B and made a part hereof (the "Florham Management Options"), entitling the holder(s) to purchase 1.0967 shares of Florham Common Stock (the "Florham Management Option Exchange Ratio"), or an aggregate of 329,010 of Florham Common Stock (the "Florham Management Option Shares"), at an exercise price of $0.50 per share of Florham Common Stock (the "Florham Management Option Price").

     (f) Outstanding EII Directors and Consultants Options. As at the Effective Time, by virtue of the Merger and without any action on the part of any of the holders thereof, each of the outstanding options to purchase shares of EII Common Stock (not to exceed 400,000 EII options as at the Effective Time of the Merger) that have been granted by EII to certain directors and consultants to EII and its Subsidiary (the "EII Directors and Consultants Options") shall be converted into an option, subject to the terms and conditions set forth on the Capitalization Table annexed hereto as Exhibit B and made a part hereof (the "Florham Directors and Consultants Options"), entitling the holder(s) to purchase 1.0967 shares of Florham Common Stock (the "Florham Directors and Consultants Option Exchange Ratio"), or an aggregate of 439,040 shares of Florham Common Stock (the "Florham Directors and Consultants Option Shares"), at an exercise price of $0.41 per share of Florham Common Stock (the "Florham Directors and Consultants Option Price").

     (g) Florham Common Stock Owned by EII. As at the Effective Time, each issued and outstanding share of Florham Common Stock, if any, that is owned of record by EII immediately prior to the Effective Time of the Merger shall automatically be cancelled and returned and shall cease to exist and no consideration shall be delivered in exchange therefor.

     (h) Mergerco Common Stock. As at the Effective Time each of the 100 issued and outstanding share of Mergerco common stock, without part value ("Mergerco Common Stock") that is owned of record by Florham immediately prior to the Effective Time of the Merger shall automatically be cancelled and returned and shall cease to exist and shall be replaced by one (1) full share of the EII, as the Surviving Corporation of the Merger (the "Surviving Corporation Common Stock"), which Surviving Corporation Common Stock shall be issued to Florham.

     (i) Florham Fully-Diluted Common Stock. Notwithstanding the foregoing, it is the intention of the Parties hereto that all of the EII Securityholders, as the holders of up to 19,000,000 shares of the "EII Fully-Diluted Common Stock" (defined herein as the sum of (i) the 16,666,667 outstanding shares of EII Common Stock, and (ii) the maximum of 2,333,333 shares of EII Common Stock issuable upon exercise of the EII Stockholder Options) shall own and be entitled own of record Merger Consideration consisting of not less than 95.0% of the Florham Fully-Diluted Common Stock (as hereinafter defined) immediately after giving effect to the Effective Time of the Merger. Accordingly, it is expressly understood and agreed that in the event that the aggregate number of shares of Florham Fully-Diluted Common Stock immediately prior to the Effective Time of the Merger be less than or greater than an aggregate of 1,096,700 shares of Florham Fully-Diluted Common Stock, then and in such event, the aforesaid
Exchange Ratios shall be appropriately adjusted so that immediately after the Effective Time of the Merger, all of the holders of EII Fully-Diluted Common Stock immediately prior to the Effective Time of the Merger shall own and be entitled to own of record 95.0% of the Florham Fully-Diluted Common Stock immediately after giving effect to the Effective Time of the Merger and the holders of the outstanding shares of Florham Common Stock immediately prior to the Effective Time of the Merger shall own 5.0% of the Florham Fully-Diluted Common Stock immediately after giving effect to the Effective Time of the Merger.

     The foregoing shares and percentages of Florham Fully-Diluted Common Stock shall be subject to equitable pro-rata dilution upon the issuance of any additional shares of Florham Common Stock or other securities convertible into or exercise or exchangeable for additional shares of Florham Common Stock following the Effective Time of the Merger, including, without limitation (i) the TDI Shares (as hereinafter defined), and (ii) the shares of Florham Common Stock issuable upon exercise of the Florham Management Options and the Florham Directors and Consultants Options.

1.8      Exchange of EII Instruments.

     (a) Florham shall designate Hodgson Russ LLP or another a person reasonably acceptable to EII to act as exchange agent in the Merger (the "Exchange Agent"), and, from time to time on, prior to or after the Effective Time, Florham shall make available, or cause the Surviving Corporation to make available, to the Exchange Agent (i) all shares of Florham Common Stock, Florham Preferred Stock and Florham Stockholder Options constituting the Merger Consideration, and (ii) all Florham Management Options, Florham Directors and Consultants Options, and
(iii) the TDI Shares issuable pursuant to the TDI Purchase Agreement, all as forth on the Capitalization Table annexed hereto as Exhibit B and made a part hereof (collectively, the "Florham Securities") in amounts and at the times necessary for the delivery of the said Merger Consideration and other Florham Securities to be delivered upon surrender of certificates representing the (A) shares of EII Common Stock, EII Stockholder Options, EII Management Options and EII Directors and Consultants Options (collectively, "EII Securities") converted into such Florham Securities pursuant to Section 1.7, and (B) the TDI Shares issuable pursuant to the TDI Purchase Agreement.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall deliver the Florham Securities to each holder of record of the EII Securities and the TDI Equity Owners, represented by the applicable number and type of Florham Securities, in exchange for certificates and other instruments and agreements representing all, and not less than all, of the outstanding shares of EII Common Stock, EII Stockholder Options, EII Management Options and EII Directors and Consultants Options (collectively, the "EII Instruments"), duly endorsed for cancellation, and the EII Instruments so surrendered shall forthwith be canceled. In addition, on the Effective Date, EII shall confirm to the Exchange Agent that it has acquired from the TDI Equity Owners 100% of the "Subject Interests" (as defined in the TDI Purchase Agreement, and when the TDI Shares are calculated and determined following the Effective Date pursuant to the TDI Purchase Agreement, upon receipt of such TDI Shares from Florham, the Exchange Agent shall cause the TDI Shares, to be delivered to the TDI Equity Owners. In the event any EII Instruments shall have been lost, stolen or destroyed, Florham may, in its discretion and as a condition precedent to the delivery of the Florham Securities in respect of the EII Instruments, require the owner of such lost, stolen or destroyed EII Instrument to deliver a affidavit or bond in such amount or form as it may reasonably direct as indemnity against any claim that may be made against Florham, the Surviving Corporation or the Exchange Agent.

     (c) All Merger Consideration and other Florham Securities delivered upon the surrender of EII Securities in accordance with the terms of this Section 1.8 shall be deemed to have been paid in full satisfaction of all rights pertaining to the applicable EII Securities represented by such EII Instruments. At the Effective Time, the stock transfer books and note register of EII shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any of the EII Securities that are outstanding immediately prior to the Effective Time. If, after the Effective Time, EII Instruments are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Section 1.8.

1.9      Holders of Record of EII Securities.

     Holders of record of shares of EII Common Stock as at the Effective Time of the Merger shall be entitled to receive shares of Florham Common Stock and Florham Preferred Stock, as Merger Consideration as of the Effective Time of the Merger. Persons who are holders of EII Stockholder Options, EII Management Options and EII Directors and Consultants Options as at the Effective Time of the Merger shall only be entitled to their pro-rata portion of the Florham Stockholder Options, Florham Management Options and EII Directors and Consultants Options (collectively, the "Florham Options") in connection with the Merger, as provided herein.

 1.10    Closing.

     The closing of the Merger (the "Closing") will take place at the offices of Hodgson Russ LLP, counsel to EII, at its office in New York, New York, within ten days following the delivery of satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as Florham and the EII shall agree (the "Closing Date"), but in no event shall the Closing Date occur later than December 31, 2009 , unless such date shall be extended by mutual agreement of Florham and EII to not later than March 31, 2010 (the "Outside Closing Date"). Notwithstanding the foregoing, no Party who is in breach of its obligations, covenants or commitments under this Agreement may unilaterally postpone or terminate the Closing of the transactions contemplated hereby. On the Closing Date the Parties shall consummate the Merger and cause the Certificate of Merger to be filed at such Closing with the Secretary of State of the State of Delaware.

1.11     Change of Corporate Name.

     Promptly following the Effective Time of the Merger, pursuant to the Florham Restated Charter, Florham shall change its corporate name to
"EDUCATIONAL INVESTORS CORP." or such other corporate name as shall be acceptable to the EII.

                         ARTICLE II - CERTAIN DEFINITIONS

     In addition to the terms defined in the Recitals, in Article I above or elsewhere in this Agreement, wwhen used in this Agreement, the following terms shall have the meanings set forth below:

     "Acquisition Shares" means the number of shares of Florham Common Stock with a deemed value of $800,000 that are issuable to the TDI Equity Owners following the Effective Date pursuant to the TDI Purchase Agreement.

     "Applicable Law" means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties and/or the Merger.

     "Affiliate" means any one or more Person controlling, controlled by or under common control with any other Person or their affiliate.

     "Business Day" shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

     "Capitalization Table" shall mean the capitalization of EII prior to the Merger and of Florham following consummation of the Merger, as is set forth on Exhibit B annexed hereto and made a part hereof.

     "Closing Date" shall mean the date upon which the Merger shall be consummated.

          "Dollar" and "$" means lawful money of the United States of America.

     "EII Common Stock" means the 20,000,000 shares of common stock, 0.001 par value per share, of EII authorized pursuant to its certificate of incorporation, as amended, through the Closing Date.

     "EII Common Stockholders" means the collective reference to Sanjo and Kinder.

     "EII Directors' and Consultants' Options shall mean options to purchase 400,000 shares of EII Common Stock to each of David Cohen, Leonard Katz and Dov Perlysky, as directors of EII, and Jonathan Turkel, as a consultant to EII, at an exercise price of $0.50 per share to be issued by EII prior to the Effective Time of the Merger.

     "EII Fully-Diluted Common Stock" means, as at any point in time, the maximum aggregate number shares of EII Common Stock that (a) are issued and outstanding as at the Effective Time of the Merger, plus (b) all additional shares of EII Common Stock that are issuable upon the exercise of all outstanding EII Stockholder Options. As at the Agreement Date, there are an aggregate of 19,000,001 shares of EII Fully-Diluted Common Stock are issued and outstanding. The term "EII Fully-Diluted Common Stock" shall not mean or include any shares of EII Common Stock issuable upon exercise o any EII Management Options or EII Directors and Consultants Options.

     "EII Group" shall mean the collective reference to (i) EII, (ii) EII's existing wholly-owend subsidiary Valley Anesthesia, Inc. ("Valley") and (iii) TDI

     "EII Management Options shall mean options to purchase up to 300,000 shares of EII Common Stock to the EII Management Option Holders.

     "EII Management Option Holders: shall be those Persons designated by the board of directors of EII entitled to receive EII Management Options, as set forth on a schedule to be provided to Florham by EII to Florham prior to the Effective Date.

     "EII Options" shall mean collective reference to the the EII Stockholder Options, the EII Management Options and the EII Directors' and Consultants' Options.

     "EII Option Holders" shall mean the collective reference the holders of the EII Options.

     "EII Stockholder Option Holders" means the collective reference to Bianco and Narang.

     "EII Securityholders" means the collective reference to the EII Common Stockholders and the EII Stockholder Option Holders.

     "Escrow Shares" means the number of shares of Florham Common Stock with a deemed value of $100,000 placed in escrow and issuable to the TDI Equity Owners pursuant to the TDI Purchase Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Florham Common Stock" shall mean all shares of common stock of Florham, $0.0001par value per share, as may be authorized for issuance pursuant to its certificate of incorporation, as the same may hereafter be amended or modified.

     Florham Directors and Consultants Options" means the 439,040 options to be issued to the holders of EII Directors and Consultants Options pursuant to
Section 1.7(f) above.

     "Florham Fully-Diluted Common Stock" means, as at the Effective Time of the Merger and the Closing Date (a) the aggregate number shares of Florham Common Stock that are issued and outstanding; plus (b) the sum of (i) all additional shares of Florham Common Stock that are issuable upon the exercise of all of the Florham Warrants or other securities that are then exercisable for or convertible into Florham Common Stock, (ii) all shares of Florham Common Stock included in the Merger Consideration, (iii) all shares of Florham Common Stock issuable upon conversion of the Florham Preferred Stock included in the Merger Consideration, and (iv) all shares of Florham Common Stock issuable upon exercise of the Florham Stockholder Options included in the Merger Consideration; provided, however, that the term "Florham Fully-Diluted Common Stock" shall not mean or include:

     (A) the issuance of the Acquisition Shares and the Escrow Shares issued to the TDI Equity Owners pursuant to the TDI Purchase Agreement, or

     (B) any shares of Florham Common Stock issuable upon the exercise of any Florham Management Options; or

     (C) any shares of Florham Common Stock issuable upon the exercise of any Florham Directors and Consultants Options, or

     (D) any shares of Florham Common Stock or other securities convertible into or exercisable or exchangeable for Florham Common Stock that is issued for any business purpose following the Effective Time of the Merger.

     Subject to adjustment as provided in Section 1.7(i) above, as at the Closing Date and the Effective Time of the Merger, there will be an aggregate of up to 21,934,000 shares of Florham Fully-Diluted Common Stock that would be issued and outstanding, after giving pro forma effect to:

     (i) the issuance of all 6,000,000 shares of Florham Common Stock at the Effective Time of the Merger to the EII Common Shareholders;

     (ii) the issuance of up to a maximum of 12,378,333 additional shares of Florham Common Stock following the Effective Time of the Merger to the EII Common Shareholders upon automatic conversion of the Florham Preferred Stock;

     (iii) the issuance of up to a maximum of 2,558,968 shares of Florham Common Stock to the EII Stockholder Option Holders following the Effective Time of the Merger upon exercise of the Florham Stockholder Options;

     (iv) the 166,700 shares of Florham Common Stock issued and outstanding immediately prior to the Effective Time of the Merger; and

     (v) the issuance of up to 930,000 shares of Florham Common Stock that are issuable upon the exercise of the Florham Warrants.

     "Florham Management Options" means the 548,800 options to be issued to the EII Management Option Holders pursuant to Section 1.7(e) above.

     "Florham Principal Stockholder" shall have the meaning set forth in Section 4.3(a) of this Agreement.

     "Florham Restated Charter" shall mean the amended and restated certificate of incorporation of Florham in the form of Exhibit C annexed hereto and made a part hereof.

     "Florham Securities" shall have the meaning defined in Section 1.8(a) of this Agreement.

     "Florham Warrants" means the warrants expiring on June 30, 2016 entitling the holder(s) to purchase up to 930,000 shares of Florham Common Stock at an exercise price of $0.05 per share.

     "GAAP" means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public
Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

     "Kinder" means Kinder Investments, LP, a Delaware limited partnership.

     "Kinder General Partner" meansNesher LLC, a New York limited liability company, whose managing member is Dov Perlysky.

     "Knowledge" means the knowledge of the Person in question, after reasonable inquiry.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

     "Material Adverse Effect" with respect to any Person or group of Persons means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

     "Merger Consideration" shall mean the collective reference to: (a) all shares of Florham Common Stock and Florham Preferred Stock issued to EII Common Stockholders as at the Effective Time of the Merger pursuant to this Agreement, and (b) all Florham Options issued to holders of EII Stockholder Options as at the Effective Time of the Merger pursuant to this Agreement.

     "Person"  means  any  individual,   corporation,   partnership,   trust  or
unincorporated   organization  or  a  government  or  any  agency  or  political subdivision thereof.

     "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means:

     (i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

     (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

     (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

     "Tax Return" means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "TDI" means Training Direct, LLC, a Connecticut limited liability company.

     "TDI Equity Owners" means the collective reference to Joseph Monaco and TD Investments, LLC.

     "TDI Purchase Agreement" mean the Interest Purchase Agreement, dated of even date herewith, among Florham, EII, TDI, and the TDI Equity Owners in the form of Exhibit D annexed hereto and made a part hereof.

     "TDI Shares" shall mean the collective reference to the Acquisition Shares and the Escrow Shares, and represented by an aggregate number of shares of Florham Common Stock having a value of $900,000 (to be calculated following the Effective Date of the Merger in accordance with the TDI Purchase Agreement), of which (a) 66.7% of such shares of Florham Common Stock shall be issued directly to the TDI Equity Owners and shall represent the Acquisition Shares, and (b) 33.3% of such shares of Florham Common Stock shall be placed in escrow and shall represent the Escrow Shares, all as contemplated by the TDI Purchase Agreement.

                     ARTICLE III -. REPRESENTATIONS AND WARRANTIES OF
                             EII AND THE EII SECURITY STOCKHOLDERS.

     EII and the EII Securityholders hereby, jointly and severally, represent and warrant to Florham as follows:

3.1 Organization and Good Standing: Ownership of Shares. EII is a corporation duly organized and validly existing under the laws of the State of Delaware. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating EII to issue, sell or transfer any stock or other securities of EII except for the EII Options referred to on Exhibit C attached hereto and made a part hereof.

3.2 Corporate Authority. Each of the EII Securityholders individually has the power and authority, and EII has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of EII and has been authorized by the EII Securityholders. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which EII or any of the EII Securityholders is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to EII any of the EII Securityholers or their respective properties. The execution and performance of this Agreement will not violate or conflict with any provision of the certificate of incorporation or by-laws of EII.

3.3      EII Capitalization.

     (a) As at the Agreement Date and as at the Closing Date, the EII Securityholders are and shall be the Persons set forth on Exhibit B, and are and on the Closing Date shall be, the owners of record and beneficially of 100% of the issued and outstanding shares of EII Common Stock and EII Stockholder Options. All issued and outstanding EII Securities are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

     (b) As at the Closing Date, except for the EII Options, there shall be no shares of EII Common Stock issuable upon conversion of any outstanding EII securities or upon exercise of any rights, options or warrants to purchase or otherwise receive EII Common Stock or other EII securities.

3.4      Financial Statements, Books and Records.

     (a) EII has furnished to Florham all audited and unaudited balance sheet, income statement, statement of cash flows and stockholders equity and notes thereto of each of (i) EII, (ii) its subsidiary Valley Anesthesia, Inc.
("Valley") and (iii) TDI through and including September 30, 2009 (the "Financial Statements"). The Financial Statements fairly represent the financial position of the EII Group as at such dates and the results of their operations for the periods then ended. The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein and except that the unaudited Financial Statements may not include all footnotes normally included under such generally accepted accounting principles. The books of account and other financial records of each member of the EII Group are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

     (b) The Financial Statements of the EII Group have been or are capable of being audited in accordance with generally accepted accounting principles and Regulation S-X, as promulgated under the Securities Act of 1933, as amended.

3.5 Access to Records. The TDI Agreement and all exhibits thereto, and the corporate financial records, minute books and other documents and records of the EII Group have been made available to Florham prior to the Closing hereof.

3.6 No Material Adverse Changes. Except as otherwise described on Schedule 3.6 hereto, since September 30, 2009, there has not been:

     (a) any material adverse change in the financial position of any member of the EII Group, except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of the EII Group;

     (b) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of the EII Group whether or not covered by insurance;

     (c)  any  declaration,   setting  aside  or  payment  of  any  dividend  or
distribution with respect to any redemption or repurchase of EII capital stock;

     (d) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by the EII Group of any properties or assets; or

     (e) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement except for the EII Management Options and EII Directors' and Consultants' Options.

3.7 Taxes. As of September 30, 2009, the EII Group has filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which had become due as of the Closing Date, and there are no deficiency notices outstanding.

3.8 Compliance with Laws. Except as set forth on Schedule 3.8, the EII Group has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of the EII Group.

3.9 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

     (a) violate any provision of the Articles of Incorporation or By-Laws of the EII Group;

     (b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which the EII Group is a party or by or to which it or any of its assets or properties may be bound or subject;

     (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the EII Group or upon the properties or business of the EII Group; or

     (d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of the EII Group.

3.10 Actions and Proceedings. the EII Group is not a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the Financial Statements, and to its best knowledge, no material litigation, claims, assessments or Non-governmental proceedings are threatened against the EII Group .

3.11 Disclosure. EII has (and at the Closing it will have) disclosed in writing to Florham all events, conditions and facts materially affecting the business, financial conditions or results of operation of EII all of which have been set forth herein. EII has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.


3.12 Authority to Execute and Perform Agreements. EII has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of EII and each of the EII Securityholders enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by EII and each of the EII Securityholders of this Agreement, in accordance with its respective terms and conditions will not:

     (a) require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

     (b) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to EII or any of the EII Securityholders, or any instrument, contract or other agreement to which EII is a party or by or to which EII or any of the EII Securityholders is bound or subject; or

     (c) result in the creation of any lien or other encumbrance on the assets or properties of EII or any of the EII Securityholders.

3.13 Brokers or Finders. No broker's or finder's fee will be payable by the EII Group in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by the EII Group or any of the EII Securityholders, or TDI members or managers..

3.14 Tangible Assets. the EII Group has full ownership or leasehold title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by the EII Group, any related capitalized items or other tangible property material to the business of the EII Group (the "Tangible Assets"). Except as disclosed in the Financial Statements. the EII Group holds all rights, title and interest in all the Tangible Assets owned or leased by them, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good reasonable condition and repair and are usable in the ordinary course of business of the EII Group.

3.15 Insurance. Each of the EII Group maintains adequate insurance required for the operation of its business.

3.16 Operations of the EII Group. Except as disclosed on Schedule 3.16 hereto, from the date of their most recent Financial Statements, no member of the EII Group has not and will not have:

     (a) incurred any indebtedness for borrowed money, except in the ordinary course of their business;

     (b) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

     (c) made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

     (d) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

     (e) disposed of any assets of the EII Group except in the ordinary course of business; or

     (f) increased, terminated, amended or otherwise modified any plan for the benefit of employees of the EII Group.

3.17 Full Disclosure. No representation or warranty by eii or the EII Securityholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by EII or the EII Securityholders pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of the EII Group.

                   ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF FLORHAM

     Florham hereby represents and warrants to EII and the EII Securityholders, as follows:

4.1 Organization and Good Standing. Each of Florham and Mergerco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Florham has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact. Mergerco has been formed solely for the purpose of consummating the Merger, and has conducted no business and has no assets or liabilities.

4.2 Corporate Authority. Each of Florham and Mergerco has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of Florham and Mergerco as required by Delaware law. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Florham or Mergerco is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Florham, Mergerco or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Certificate of Incorporation or by-laws of Florham or Mergerco.

4.3  Florham Capitalization.

     (a) As of the date of this Agreement, the authorized, issued and outstanding securities of Florham are set forth on its SEC Report in the form of its Form 10-Q quarterly report as at September 30, 2009 and for the nine (9) months then ended. David Stahler (the "Florham Principal Stockholder" currently owns an aggregate of 53,600 of the issued and outstanding shares of Florham Common Stock.

     (b) On the Closing Date and immediately prior to the Effective Time of the Merger, after giving effect to the transaction contemplated by Section 6.6 hereof, there shall be issued and outstanding an aggregate of not more than 166,700 shares of Florham Common Stock and not more than 930,000 Florham Warrants..

4.4  Florham Financial Statements.

     (a) The Form 10K of Florham for the fiscal year ended December 31, 2008 includes the audited balance sheet, statement of operations and statement of cash flows of Florham as at December 31, 2008 and for the fiscal year then ended (the "Florham 2008 Audited Financial Statements"). The Form 10Q of Florham for the nine months ended September 30, 2009, includes the unaudited balance sheet, statement of operations and statement of cash flows of Florham as at September 30, 2009 and for the nine months then ended (the "Florham 2009 Financial Statements"). Except as set forth on the Florham Balance Sheet as at September 30, 2009 or otherwise disclosed on Schedule 4.4, as at September 30, 2009 and for all periods subsequent thereto, Florham has no other material assets and has incurred no other material liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP. The books of account and other financial records of Florham are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

     (b) Florham has no material operating assets or material liabilities, and has not conducted any trade or business activities whatsoever, other than as set forth in Florham's "SEC Reports" (as defined below or on Schedule 4.4 annexed hereto.

4.5  No Material Adverse Changes. Since September 30, 2009:

     (a) except for indebtedness and other liabilities not to exceed $10,000 in the aggregate that will be outstanding as at the Closing Date, there have not been any liabilities or other indebtedness incurred by Florham;

     (b) there has not been any material adverse changes in the financial position of Florham except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Florham, and will be consistent with the representations made by Florham hereunder.

     (c) there has not been any damage, destruction or loss materially affecting
the  assets,  prospective  business,   operations  or  condition  (financial  or
otherwise) of Florham whether or not covered by insurance;

     (d) there has not been any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Florham capital stock;

     (e) there has not been any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by Florham of any properties or assets; or

     (f) there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

     (g) there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

     (h) there has not been any increase in the annual level of compensation of any executive employee of Florham;

     (i) except in the ordinary course of business, Florham has not entered into or modified any contract, agreement or transaction; and

     (j) Florham has not issued any equity securities or rights to acquire equity securities.

4.6 Taxes. Florham has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date, and there are no deficiencies outstanding.

4.7 Compliance with Laws. Florham has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of Florham or the trading market for the Florham Shares and specifically, and Florham has complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

4.8  Actions and  Proceedings.  Florham is not a party to any  material  pending
     litigation  or,  to  its  knowledge,   any  governmental   proceedings  are
     threatened against Florham.

4.9      Periodic Reports; Listing of Shares.

     (a) Florham is current in the filing of all forms or reports with the Securities and Exchange Commission ("SEC"), and has been a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All such reports and statements filed by Florham with the SEC (collectively, "SEC Reports") did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

     (b) The shares of Florham Common Stock are listed for trading on the FINRA OTC Bulletin Board stock exchange. No stop order, suspension notice or other communications or notice from FINRA or other governmental agency or authority has been received by Florham or its Affiliates, which could reasonably be expected to result in the possibility that such shares of Florham Common Stock could be delisted from trading on such stock exchange.

4.10 Disclosure. Florham has (and at the Closing it will have) disclosed in writing to EII all events, conditions and facts materially affecting the business, financial conditions or results of operation of Florham all of which have been set forth herein. Florham has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

4.11 Access to Records. The corporate financial records, minute books, and other documents and records of Florham have been made available to EII prior to the Closing hereof.

4.12 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

     (a) violate any provision of the Articles of Incorporation or By-Laws of Florham;

     (b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Florham is a party or by or to which it or any of its assets or properties may be bound or subject;

     (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Florham or upon the securities, properties or business to Florham; or

     (d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

4.14 Brokers or Finders. No broker's or finder's fee will be payable by Florham in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of Florham.

4.15 Authority to Execute and Perform Agreements. Florham has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of Florham enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by Florham of this Agreement, in accordance with its respective terms and conditions will not:

(a) require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

     (b) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Florham, or any instrument, contract or other agreement to which Florham is a party or by or to which Florham is bound or subject; or

     (c) result in the creation of any lien or other encumbrance on the assets or properties of Florham.

4.16 Full Disclosure. No representation or warranty by Florham in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Florham pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of Florham.

                        ARTICLE V - CONDITIONS PRECEDENT

5.1 Conditions Precedent to the Obligations of EII and the EII Securityholders. All obligations of EII and the EII Securityholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one of which may be waived at Closing by Sanjo and Kinder, as representative of all of the EII Securityholders (the "EII Securityholders Representatives):

     (a) The representations and warranties by or on behalf of Florham contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

     (b) Florham shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it or him prior to or at the Closing, including obtaining the Majority Consents contemplated by Section 6.5(a) below.

     (c) On the Closing Date, an executive officer of Florham shall have delivered to EII a certificate, duly executed by such Person and certifying, that to the best of such Person's knowledge and belief, the representations and warranties of Florham set forth in this Agreement are true and correct in all material respects.

     (d) On or before the Closing, the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, and the Effective Time of the Merger shall have occurred.

     (e) At the Closing,  all instruments and documents delivered to EII and the
EII   Securityholders   pursuant  to  provisions   hereof  shall  be  reasonably
satisfactory to legal counsel for EII.

     (f) At the Closing, all conditions to consummation of the transactions contemplated by the TDI Agreement shall have been fulfilled or satisfied to the reasonable satisfaction of the EII Securityholders.

     (g) Florham shall have issued to the EII Securityholders or the Exchange Agent (to be held on behalf of the EII Securityholders and other recipients pending delivery of their EII Securities) the Florham Common Stock, Florham Preferred Stock and Florham Options.

     (h) As at the Closing Date, other than a maximum of $10,000 and other liabilities disclosed in Florham's Form 10-Q for the quarter and nine months ended September 30, 2009, Florham shall have no outstanding expenses, obligations, liabilities or contingencies of any kind.

     (i) Immediately prior to the Effective Time of the Merger, other than the Florham Warrants, there shall not be issued or committed to be issued any warrants, stock options, stock rights or other commitments of any character relating to the issued or unissued shares of either Common Stock or preferred stock of Florham.

     (j) At the Closing, the Merger Consideration and other Florham Securities to be issued and delivered hereunder will, when so issued and delivered, constitute valid and legally issued Florham Securities that are fully paid and non-assessable.

     (j) At the Closing, Florham shall assume the obligations under the existing employment employment among EII and each of Bianco and Narang.

5.2 Conditions Precedent to the Obligations of Florham. All obligations of Florham under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (any one of which may be waived at Closing by Florham):

     (a) The representations and warranties by EII and the EII Securityholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

     (b) EII and the EII Securityholders shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

     (d) Not later than five (5) Business Days prior to the Closing Date, EII and the EII Securityholders shall have caused to have been delivered to Florham the combined and consolidated balance sheets of each member of the EII Group (EII, Valley and TDI) as at September 30, 2009 and December 31, 2008 and the related statement of operations, statements of cash flows and statements of stockholders' equity of each member of the EII Group for each of the two (2) fiscal years ended December 31, 2008, together with the notes thereto, as audited by one or more independent auditing firms that are certified by the Public Company Accounting Oversight Board ("PBAOC") (the "Required Financial Statements") which Required Financial Statements shall (to the extent required) have been audited in accordance with Regulation S-X, as promulgated under the Securities Act of 1933, as amended.

     (e) On or before the Closing, the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware and the Effective Time of the Merger shall have occurred.

     (f) On or before the Closing, all conditions precedent to closing of the transactions contemplated by the TDI Purchase Agreement shall have been fulfilled or satisfied to the reasonable satisfaction of Florham.

     (h) On the Closing Date, EII shall have delivered to Florham a certificate, duly executed by it President or Chief Financial Officer and certifying, that to the best of such Person's knowledge and belief, the representations and warranties of EII set forth in this Agreement are true and correct in all material respects.

     (i) At the Closing, all instruments and documents to be delivered to Florham, including the EII Securities, pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Florham.

     (j) Florham shall have received legal or other assurances reasonably satisfactory to it that the key executive employees of EII shall have elected to continue their employment with EII subsequent to the Effective Time of the Merger.

                        ARTICLE VI - COVENANTS

6.1 Corporate Examinations and Investigations. Prior to the Closing Date, the Parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

6.2 Further Assurances. The Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

6.3 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, Florham, the EII Securityholders and EII agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i)  at the time of the disclosure was public knowledge;

(ii) is required to be disclosed publicly pursuant to any applicable federal or state securities laws;

(iii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

     (iv) the receiving party had within its possession at the time of disclosure; or

     (v) is ordered disclosed by a Court of proper jurisdiction.

6.4 Consent to Merger and Voting of Shares. By their execution of this Agreement, each of the EII Securityholders (subject only to satisfaction of the conditions precedent set forth in Section 5.1), on one hand, and the Florham Principal Stockholder (subject only to satisfaction of the conditions precedent set forth in Section 5.2), on the other hand, do hereby irrevocably and unconditionally covenant and agree, to consent to the Merger, the amendment to the Florham Restated Charter and all other transactions contemplated hereby and (if legally required) vote all of their voting shares of EII Common Stock and all of their voting shares of Florham Common Stock IN FAVOR of the Merger, the Florham Restated Charter and all other transactions contemplated hereby.

6.5  Information Statement and Proxy Statement.

     (a) Prior to the Effective Time of the Merger Florham shall obtain the written consent of holders (including the Florham Principal Stockholder) of a majority of the outstanding Florham Common Stock immediately prior to the Merger to the Merger and the other transactions contemplated by this Agreement (the "Majority Consent").

     (b) Immediately following the Effective Time of the Merger, Florham shall prepare and file with the SEC an information statement under Rule 14C of the Securities and Exchange Act of 1934, as amended (the "Information Statement") ratifying and approving each of: (i) the Merger and other transactions contemplated hereby, (ii) the Florham Restated Charter, and (iii) the Florham Stock Option Plan (as defined in Section 6.8 below), and mail such Information Statement to stockholders of record prior to the Effective Time of the Merger.

6.6 Boards of Directors. At the Effective Time of the Merger, the initial Board of Directors of Florham shall consist of five (5) Persons, all of whom shall be Persons designated by the EII Securityholders. In addition, three
     (3) of such directors shall be independent directors (as defined in the Sarbanes Oxley Act of 2002 or rules of the stock exchange on which Florham trades, and one of whom shall be a financial expert).

6.7 Lock-up Agreements. On the Effective Time of the Merger, each of the EII Securityholders shall execute and deliver to Florham identical agreements (the "Lock-up Agreements"), pursuant to which the EII Securityholders shall agree not to effect any public sales of their Florham Common Stock for a minimum of 12 months from the Effective Time of the Merger.

6.8 Stock Option Plan. At the Effective Time of the Merger, the board of directors of Florham and the EII Securityholders shall approve consent to the establishment of an incentive stock option plan for key employees, directors, consultants and others providing services to Florham, pursuant to which up to 1,500,000 shares of Florham Common Stock shall be authorized for issuance upon such terms and conditions as shall be recommended by the compensation committee and approved by a majority of the members of the board of directors (the "Florham Stock Option Plan").

6.9 Indemnification of Officers and Directors. It is the intention of the Parties that Florham shall indemnify its officers and directors to the fullest extent permitted by Delaware law. In such connection, the Parties agree not to amend the certificates of incorporation or by-laws of either Florham if such amendment shall have the effect of reducing, terminating or otherwise adversely affecting the indemnification rights and privileges applicable to officers and directors of each of Florham, as the same are in effect immediately prior to the Effective Time of the Merger.

6.10 Expenses. It is understood and agreed that following the execution of this Agreement, any and all expenses with respect to any filings, documentation and related matters with respect to the consummation of the transactions contemplated hereby shall be the sole responsibility of EII, and neither Florham nor the Florham Principal Stockholder shall be responsible for any such expenses or fees associated with such filings; provided, however, that Florham shall fully cooperate and execute all required documents as indicated.

6.11 Specific Performance. Each of Florham and the Florham Principal Stockholder acknowledge and agree that, absent only a breach by EII and the EII Securityholders of their representations and warrants or the failure on the part of EII or the EII Securityholders to perform any of their covenants and agreements contained herein, if Florham or the Florham Principal
     Stockholder shall fail or refuse to timely perform their respective covenants and agreements contained herein (including those set forth in Section 5) that would make it impossible or impracticable for EII to consummate by the Outside Closing Date the Merger contemplated hereby, EII and the EII Securityholders would have no adequate remedy at law. Accordingly, each of Florham and the Florham Principal Stockholder do hereby agree that, in addition to any other remedies available to it or them at law or in equity, EII and the EII Securityholders or their legal representative may seek and obtain from any federal or state court of competent jurisdiction in New York, New York, specific performance of this Agreement. Each of Florham and the Florham Principal Stockholder do hereby consent to the jurisdiction of such federal or state court of competent jurisdiction in New York, New York.

6.12 Registration of Florham Warrant Shares. As soon as practicable following the Effective Time of the Merger, Florham shall file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") and use its best efforts to cause such Registration Statement to be declared effective by the SEC to register for resale the Florham Common Stock issued and outstanding prior to the Effective Time of the Merger and the Florham Common Stock issuable upon exercise of the Florham Warrants (the "Florham Warrant Shares").

                         ARTICLE VII - TERMINATION.

7.1 Termination by the Parties. If the Closing has not occurred by the close of business on March 31, 2010, then any Party hereto may thereafter terminate this Agreement by written notice to such effect, to the other Parties hereto, without liability of or to any Party to this Agreement or any shareholder, director, officer, employee or representative of such Party, unless the reason for Closing having not occurred is:

     (a) such terminating Party's willful breach of the provisions of this Agreement, or

     (b) if all of the conditions to such terminating Party's obligations set forth in Article V and Article VI have been satisfied or waived in writing by the date scheduled for the Closing, and, notwithstanding such satisfaction or waiver, such terminating Party fails or refuses to close the transactions contemplated by this Agreement.

                    ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1 Notwithstanding any right of either Party to investigate the affairs of the other party and its Shareholders, each Party has the right to rely fully upon representations, warranties, covenants and agreements of the other Parties contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, all of the representations and warranties of the Parties to this Agreement shall terminate as at the Effective Time of the Merger.

                   ARTICLE IX - DISPUTE RESOLUTION; NON-COMPETITION.

9.1 Resolution of Disputes. Except as otherwise provided in Section 6.10 above or in Section 9.2 below, any dispute arising under this Agreement which cannot be resolved among the Parties shall be submitted to final and binding arbitration in accordance with the then prevailing rules and regulations of the American Arbitration Association (the "AAA"), located in New York, New York. There shall be three arbitrators, one selected by the claimant, one selected by the respondent and the third arbitrator selected by the AAA. The decision and award of the arbitrators shall be final and binding upon all Parties and may be enforced in any federal or state court of competent jurisdiction. Service of process on any one or more Parties in connection with any such arbitration may be made by registered or certified mail, return receipt requested or by email or facsimile transmission. Costs of arbitration shall allocated by the arbitrators, and in the absence of any such allocation, shall be paid by the losing party

9.2  Non-Competition, Non-Solicitation and Non-Disclosure.

     (a) General. In order to induce Florham to enter into this Agreement and to consummate the transactions contemplated hereby, each the EII Securityholders hereby acknowledges that he or it is a beneficiary of the Florham Common Stock, and the EII Securityholders hereby, jointly and severally, covenant and agree as follows:

     (i) Each of Sanjo, Bianco and Narang (collectively, the "EII Executive Securityholders") and their respective Affiliates shall not for a period of five
(5) years from and after the Closing Date: (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in a business that competes with the business conducted by each member of the EII Group as conducted on the Closing Date (the "Business") in any State of the United States which any member of the EII Group conducts its Business (the "Territory"); (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which competes or plans to compete in any way with the Business; (C) utilize his or its special knowledge of the Business and his or its relationships with customers, suppliers and others to compete with the Business conducted by the EII Group; provided, however, that nothing herein shall be deemed to prevent any EII Executive Securityholder or his or its Affiliates from acquiring through market purchases and owning, solely as an investment, less than five (5%) percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such EII Executive Securityholder or his or its Affiliates is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.

     Each of the EII Executive Securityholders acknowledges and agrees that (a) the covenants provided for in this Section 9.2(a) are reasonable and necessary in terms of time, area and line of business to protect the EII Group's good will and trade secrets, (b) such covenants are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of each of Florham and the EII Group, which include their interests in protecting their (x) valuable confidential business information, (y) substantial relationships with clients, supplier and customers, and (z) customer goodwill associated with the ongoing Business. The EII Executive Securityholders and their Affiliates expressly authorizes the enforcement of the covenants provided for in this Section 9.2(a) by (A) Florham, (B) EII, and (C) any successors to the Business of Florham or EII. To the extent that the covenants provided for in this Section 9.2(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

     (ii) The EII Executive Securityholders and their Affiliates shall not for a period of five (5) years from the Closing Date, directly or indirectly, for themselves or for any other person, firm, corporation, partnership, association or other entity (including the EII Executive Securityholders), (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Business then being conducted by the EII Group, unless such employee or former employee has not been employed by the Business then being conducted by the EII Group for a period in excess of one year, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Business, nor shall the EII Executive Securityholders or his or its Affiliates make known the names and addresses of such customers or any information relating in any manner to the EII Group's trade or business relationships with such customers.

     (iii) The EII Executive Securityholders and their Affiliates shall not at any time (except internally among the EII Executive Securityholders) divulge, communicate, use to the detriment of Florham or the EII Group, or for the benefit of any other Person or Persons, or misuse in any way, any "Confidential Information" (as hereinafter defined) pertaining to the Business. Any
Confidential Information or data now known or hereafter acquired by the EII Executive Securityholders or their Affiliates with respect to the Business shall be deemed a valuable, special and unique asset of Florham and the EII Group and is received by the EII Executive Securityholders in confidence and as a fiduciary, and the EII Executive Securityholders and their Affiliates shall remain a fiduciary to Florham and the EII Group with respect to all of such information. As used herein the term "Confidential Information" shall mean all information or material that has or could have commercial value or other utility in the Business of Florham and its Subsidiaries. Confidential Information also includes all information of which unauthorized disclosure could be detrimental to the interests of Company or its subsidiaries or affiliates whether or not such information is identified as confidential information by Florham and its Subsidiaries. By example and without limitation, Confidential Information includes, but is not limited to, any and all information of the following or similar nature, whether or not reduced to writing: customer lists, customer and supplier identities and characteristics, agreements, marketing knowledge and information, sales figures, pricing information, marketing plans and business plans, strategies, forecasts, financial information, budgets, software, research papers, projections, procedures, routines, quality control and manufacturing procedures, processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, know-how, formats, plans, sketches, specifications, drawings, models, and any other information or procedures that are treated as or designated secret or confidential by Florham and its Subsidiaries or its customers or potential customers. Notwithstanding the foregoing, "Confidential Information" shall not mean or include information that: (a) was in the recipient's possession prior to its being furnished to the recipient under the terms of this Agreement, provided the source of that information was not known by the recipient to be bound by a confidentiality agreement with or other continual, legal or fiduciary obligation of confidentiality to Florham and its Subsidiaries; (b) is now, or hereafter becomes, through no act or failure to act on the part of recipient, generally known to the public; (c) is rightfully obtained by the recipient from a third party, without breach of any obligation to Florham or its Subsidiaries; or (d) is independently developed by Recipient without use of or reference to the Confidential Information.

     (b) Injunction. It is recognized and hereby acknowledged by the Parties hereto that a breach or violation by any EII Executive Securityholders or any of its or his Affiliates of any or all of the covenants and agreements contained in this Section 9.2 may cause irreparable harm and damage to Florham in a monetary amount which may be virtually impossible to ascertain. As a result, the EII Executive Securityholders recognizes and hereby acknowledges that Florham or any one or more member of the EII Group shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this
Section 9.2 by such EII Executive Securityholder and/or any of his or its Affiliates, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies that Florham or any member of the EII Group may possess hereunder, at law or in equity. Nothing contained in this
Section 9.2 shall be construed to prevent Florham or the EII Group from seeking and recovering from a EII Executive Securityholders or its or his Affiliates damages sustained by it as a result of any breach or violation by such EII Executive Securityholder or its or his Affiliates of any of the covenants or agreements contained herein.

                               ARTICLE X - MISCELLANEOUS

10.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

10.2 Amendment.  This Agreement may be amended or modified only by an instrument
     of  equal   formality   signed  by  the  Parties  or  the  duly  authorized
     representatives of the respective Parties.

10.3 Assignment. This Agreement is not assignable except by operation of law.

10.4 Notice. Until otherwise specified in writing, the mailing addresses, email addresses, and fax numbers of the Parties of this Agreement shall be as follows:

                  To: Florham AND MERGERCO:

                           Florham Consulting Corp.
                           64 Beaver Street, Suite 233
                           New York, NY 10004
                           Attn: David Stahler, CEO
                           Fax: 646-219-5742
                           Email: dstahler@mac.com

with a copy to:            Jonathan Turkel, Esq.
                           44 Wall Street, 2nd floor
                           New York, NY 10005
                           Fax: (212) 785 3294
                           Email: jonathanturkel@hotmail.com

                  To: EII and the EII Securityholders:

                           Educational Investors, Inc.
                           644 Broadway
                           New York, New York 10012
                           Attn:  Joseph Bianco, President
                           Fax:  (212) 473 8547
                           Email:  jjbianco@aya.yale.edu

with a copy to:            Stephen A. Weiss, Esq.
                           Hodgson Russ, LLP
                           1540 Broadway
                           24th Floor
                           New York, NY 10036
                           (212) 751-4300
                           email:  sweiss@hodgsonruss.com

     Any notice or statement given under this Agreement shall be deemed to have been given 3 business days after delivery to the US mail system if sent by registered mail, one business day after delivery, if sent by recognized overnight courier, or when given if sent by facsimile (with receipt retained), addressed or faxed to the other party at the address or facsimile number indicated above or at such other address or facsimile number which shall have been furnished in writing to the addressor in the manner set forth in this
Section 10.4.

10.5 Governing Law. This Agreement shall be construed, and the legal relations between the Parties determined, in accordance with the laws of the State of New York, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

10.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other Parties.

10.7 Entire Agreement. This Agreement (including the Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

10.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

10.11 Facsimile and PDF Signatures. This Agreement may be executed and delivered by facsimile and/or electronic pdf signatures; each of which shall have the same effect as an original signature.

10.12 Binding  Effect.  This Agreement  shall be binding upon the Parties hereto
     and  inure  to  the  benefit  of  the  Parties,   their  respective  heirs,
     administrators, executors, successors and assigns.

[the balance of this page intentionally left blank - signature pages follow]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

ATTEST:                               FLORHAM CONSULTING CORP.
                                     (a Delaware corporation)
/s/ Jonathan Turkel
_________________________               /s/ David Stahler
    Jonathan Turkel                 By: ________________________________
    Assistant Secretary                     David Stahler, President

ATTEST:                                EII ACQUISITION CORP.
                                      (a Delaware corporation)

                                       /s/ Joseph J. Bianco
______________________              By: __________________________
     Secretary                             Joseph J. Bianco, CEO
                                           President and CEO

ATTEST:                                EDUCATIONAL INVESTORS, INC.
                                       (a Delaware corporation)

                                       /s/ Joseph J. Bianco
______________________              By: __________________________
    Secretary                              Joseph J. Bianco, CEO
                                           President and CEO

                                        EII SECURITYHOLDERS:

                                        SANJO SQUARED, LLC

                                        /s/ Joseph J. Bianco
                                    By:_______________________________
                                            Joseph J. Bianco, Manager

                                        KINDER INVESTMENTS, LP
                                    By: Nesher, LLC.
                                       (general partner)

                                       /s/ Dov Perlysky
                                    By:_______________________________
                                           Dov Perlysky, Managing Member

                                       /s/ Joseph J. Bianco
                                       _____________________________________
                                           JOSEPH J. BIANCO

                                        /s/ Anil Narang
                                       _____________________________________
                                            ANIL NARANG

                                CAPITALIZATION TABLE

                                      Exhibit B




-------------------------------------------------- ------------------- --- --------------------------- ------------------------
                 Owning Group                       EII Securities           Florham Shares post        % of Fully-Diluted
                                                                                 Reverse merger          Floham Common Stock
                                                                                                        (A) at Effective Time
                                                                                                         and (B) thereafter
                                                                                                        assuming issuance of
                                                                                                         all Shares in this
                                                                                                              Exhibit B


-------------------------------------------------- ------------------- --- --------------------------- ------------------------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
                                                                                                           (A)         (B)
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
Joe Bianco-EII Stockholder options                     1,166,667                   1,279,484              5.8%         5.2%
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
Anil Narang-EII Stockholder Options                    1,166,667                   1,279,484              5.8%         5.2%
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
Sanjo Squared, LLC--common stock                       6,666,667                    7,311,333 (1)         33.3%       29.8%
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
Kinder Investments--common stock                       10,000,000                  10,966,999(2)          50.0%       44.8%
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
         Subtotal                                      19,000,001                  20,837,300             95.0%         --
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
Existing Florham shares--fully diluted                                               1,096,700 (3)        5.0%         4.5%
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
Florham Fully-Diluted Common Stock                                                 21,934,000            100.00%
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
Outstanding Management Options                          300,000                        329,010 (4)                     1.3%
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
Outstanding Directors and                               400,000                        439,040 (5)                     1.8%
Consultants Options
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
Acquisition Shares issuable                                                          1,200,000 (6)                     4.9%
to TDI Equity Owners
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
Escrow Shares issuable to TDI Equity Owners                                            600,000 (6)                     2.5%
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------

-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
-------------------------------------------------- ------------------- --- --------------------------- ------------ -----------
Total Florham Fully-Diluted Shares                                                 24,502,050                         100.0%
after   exercise of all  Florham Options  and
Release of all Escrow Shares
-------------------------------------------------- ------------------- --- =========================== ============ ===========



     (1) Includes 2,400,000 shares of common stock and 100,000 shares of Series A Preferred Stock, ("Series A Preferred Stock") each of which shares of Series A Preferred Stock shall be converted, on the basis of 49.11333 shares of Florham Common Stock for each share of Series A Preferred Stock (an aggregate of 4,911,333 shares of Florham Common Stock) automatically upon the filing by the Company of an amendment to its certificate of incorporation increasing its authorized shares of Florham Common Stock to not less than 50,000,000 shares.

     (2) Includes 3,600,000 shares of Florham Common Stock and 150,000 shares of Series A Preferred Stock, which automatically converts into an aggregate of 7,366,999 shares of Florham Common Stock upon the filing by the Company of an amendment to its certificate of incorporation increasing its authorized shares of Florham Common Stock to not less than 50,000,000 shares.

     (3) Consists of 166,700 outstanding shares of Florham Common Stock and 930,000 shares of Florham Common Stock issuable upon exercise of all Florham Warrants.

     (4) At an exercise price of $0.50 per share.

     (5) At an exercise price of $0.41 per share.

     (6) Assumes the Discounted VWAP for the twenty Trading Days after the Effective Date is $0.50 per share.


      Terms of EII Stockholder Options and Florham Stockholder Options

Option Exercise Prices and exercise targets:

                                                              Florham following
  TierI                               EII                           Merger

  Option Exercise Price             $ 0.25                         $ 0.228

 EBTDA per share hurdle

     for year ending 12/31/10       $ 0.04                         $ 0.036
     for year ending 12/31/11       $ 0.06                         $ 0.055
     for year ending 12/31/12       $ 0.10                         $ 0.091
     for year ending 12/31/13       $ 0.12                         $ 0.109
     for year ending 12/31/14       $ 0.15                         $ 0.137

Tier II
                                    $ 0.45                         $ 0.410
Option Exercise Price

EBTDA per share hurdle
                                    $ 0.06                         $ 0.055
     for year ending 12/31/10
     for year ending 12/31/11       $ 0.10                         $ 0.091
     for year ending 12/31/12       $ 0.15                         $ 0.137
     for year ending 12/31/13       $ 0.18                         $ 0.164
     for year ending 12/31/14       $ 0.21                         $ 0.191